Exhibit 10.4

CHANGE OF CONTROL AGREEMENT

This agreement dated May 16, 2016 by and between Santa Fe Gold Corporation, a Delaware corporation ("the Company") and Frank Mueller, the corporate officer ("the Officer").

Whereas the Officer has rendered valuable services to the Company and the Company desires to be assured that the Officer will continue to render such services to the Company:

Whereas the Officer is willing to serve the Company but desires assurance that he will be protected in the event of any. change of control of the Company:

Now therefore, in consideration of the mutual covenants and promises herein, the parties agree as follows:

The Company agrees that if

(1)There is a change of control of the Company ("Change of Control" as defined below) and

(2)The Officer leaves the employment of the Company, for whatever reason (other than discharge for cause, death or disability) within six month after such Change of Control:

(a)The Officer shall receive as a lump sum, a cash payment in the amount of 200% of the base amount as defined In IRC Section 280G (b)(3) provided, that in any event, the amount payable under this clause (a) shall not exceed the maximum amount payable to the Officer without the imposition of any excise taxes under the provision of Section 4999 of the Internal Revenue Code as that section may be amended from time to time.

(b)The Officer, his spouse and dependents will continue to be covered by all of the Company's medical, health, life and dental plans for 24 month after such change of Control.

The amount paid to the Officer hereunder shall be considered severance pay in consideration of the past services he has rendered to the Company and in consideration of his continued service from the date hereof to his entitlement to those payments. The Officer shall have no duty to mitigate his damages by seeking other employment. Should the Officer actually receive other payments from such other employment, the payments called for hereunder shall not be reduced or offset by any future earnings.

As used herein, the term "Change of Control" shall mean either:

(1)The acquisition of (whether direct or indirect) shares In excess of 20 percent of the outstanding shares of common stock of the Company by a person or group of persons, other than through a public offering by the Company; or

(2)The occurrence of any transaction relating to the Company required to be described pursuant to the requirements of item 6(e) of Schedule 14A of Regulation 14A of the Securities and Exchange Commission under the Securities and Exchange Act of 1934; or

(3)Any change In the composition of the board of Directors of the Company resulting in a majority of the present directors not constituting a majority, provided that in making such determination, directors who were elected by, or on the recommendation of, such present majority shall be excluded.

The arrangement called for by this Agreement are not intended to have any effect on the Officer's participation in any other benefits available to Company personnel or to preclude other compensation or additional benefits as may be authorized by the Board of Directors from time to time.

This Agreement shall be binding and shall inure to the benefit of the respective successors, assigns, legal representatives and heirs to the parties hereto.

This Agreement shall terminate, even though prior to any Change of Control, if the Officer shall voluntary resign, retire, become permanently and totally disabled, voluntary takes another position requiring a substantial portion of his time, or die. This Agreement shall also terminate if the Employee's employment as an officer of the company shall have been terminated for any reason by the Board of Directors of the Company as constituted  prior to any Change of Control.

In witness whereof, the parties have executed this Agreement this 16th day of May, 2016.

SANTA FE GOLD CORPORATION

X Erich Hofer

Erich Hofer, Chairman of the Board

X Frank Mueller

Frank Mueller, Officer